Exhibit 99.3

Email to Partners

Subject: Exciting news from Prevail

Hi [INSERT NAME],

Today Prevail announced an agreement to be acquired by Lilly, where we will establish a gene therapy modality at Lilly anchored by our neurodegenerative disease pipeline and continue to advance our programs and mission. The full press release with additional details can be found here [INSERT LINK].

We view this as a tremendously positive event for Prevail and for our partners, as it provides extensive support and resources to advance our shared commitment to bring important gene therapy treatments to patients with devastating neurodegenerative disorders.

We see this as an incredible opportunity to accelerate the great work we’ve been doing together and look forward to further collaboration with you and your team going forward.

We will have more information to share after the transaction closes, which is anticipated in the first quarter of 2021, and we expect business as usual until then.

Warmly,

[Emily / Jeff]

Additional Information and Where to Find It

The tender offer for the outstanding shares of common stock of Prevail Therapeutics Inc. described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of common stock of Prevail Therapeutics Inc., nor is it a substitute for any tender offer materials that Eli Lilly and Company, Tyto Acquisition Corporation or Prevail Therapeutics Inc. will file with the U.S. Securities and Exchange Commission (the “SEC”). A solicitation and offer to buy shares of common stock of Prevail Therapeutics Inc. will be made only pursuant to an offer to purchase and related materials that Eli Lilly and Company intends to file with the SEC. At the time the tender offer is commenced, Eli Lilly and Company will cause Tyto Acquisition Corporation to file a tender offer statement on Schedule TO with the SEC, and Prevail Therapeutics Inc. will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. STOCKHOLDERS OF PREVAIL THERAPEUTICS INC. AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS) AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 THAT WILL BE FILED BY PREVAIL THERAPEUTICS INC. WITH THE SEC, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO THAT SHOULD BE READY CAREFULLY. Both the tender offer statement and the solicitation/recommendation statement will be made available at no charge on the SEC’s website:. In addition, a copy of the offer to purchase, letter of transmittal and certain other tender offer documents (once they become available) will be mailed to the stockholders of Prevail Therapeutics Inc. free of charge and additional copies may be obtained free of charge, by contacting Prevail Investor Relations either by telephone at (617) 460-3579 or by e-mail at investors@prevailtherapeutics.com or on the website of Prevail Therapeutics Inc. at www.prevailtherapeutics.com. In addition to the offer to purchase, the related letter of transmittal and certain other documents, as well as the solicitation/recommendation statement, Prevail Therapeutics Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC. Filings of Prevail Therapeutics Inc. with the SEC are available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Prevail Therapeutics Inc. at www.prevailtherapeutics.com.

Cautionary Note Regarding Forward-Looking Statements

This document includes forward-looking statements and projections within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Generally, these statements may be identified by the use of words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the business combination, similar transactions, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for the business of Prevail Therapeutics Inc.; the commercial success of the products of Prevail Therapeutics Inc.; the anticipated timing of clinical data; the possibility of unfavorable results from clinical trials; filings and approvals relating to the proposed transaction; the expected timing of the completion of the proposed transaction; the ability to complete the proposed transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the proposed transaction; uncertainties as to how many of the stockholders of Prevail Therapeutics Inc. will tender their stock in the offer; the possibility that various closing conditions for the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effects of the transaction (or the announcement thereof) on relationships with associates, customers, other business partners or governmental entities; transaction costs; the risk that the proposed transaction will divert management’s attention from the ongoing business operations of Prevail Therapeutics Inc.; changes in the businesses of Prevail Therapeutics Inc. during the period between now and the closing; risks associated with litigation; and other risks and uncertainties detailed from time to time in documents filed with the SEC by Prevail Therapeutics Inc., including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. All forward-looking statements are based on information currently available to Prevail Therapeutics Inc.